SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 10, 2007

THE THAXTON GROUP, INC.

(Exact Name of Registrant as Specified in Charter)

South Carolina

(State or Other Jurisdiction of Incorporation)

000-27086	57-0669498
(Commission File Number)	(I.R.S. Employer Identification No.)

1601 Pageland Highway, Lancaster, South Carolina	29720
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (803) 285-4337

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Securities and Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into Material Definitive Agreement

On December 10, 2007, the Company’s wholly-owned subsidiary, Southern Management Corporation and certain of its subsidiaries and affiliates (the “Borrowers”) entered into a Loan and Security Agreement with Wells Fargo Preferred Capital, Inc. (the “Loan Agreement”). Under the Loan Agreement, subject to the amount of the Borrowers’ eligible receivables available to be borrowed against and the other terms and conditions contained in the Loan Agreement, the Borrowers may borrow up to $65,000,000. This amount will increase to $75,000,000 on December 1, 2009, so long as no default or event of default exists under the Loan Agreement.

The proceeds of the loan under the Loan Agreement will be used (a) to make distributions or payments related to the Second Amended Joint Consolidated Plan of Reorganization of the Company and its Affiliate Debtors and Debtors-in-Possession Proposed by the Company and its Affiliate Debtors and The Official Committee of Unsecured Creditors (the “Committee”), dated December 29, 2006, as amended by the Bankruptcy Court Confirmation Order (the “Confirmed Bankruptcy Plan”) to the extent permitted under the Loan Agreement, including, with limitation, the distribution discussed below; (b) to provide working capital for receivable growth and other operational needs of the Borrowers; and (c) for other lawful purposes except as limited under the Loan Agreement.

As of December 10, 2007, the Borrowers have borrowed approximately $47,000,000 under the Loan Agreement.

The Loan Agreement provides that it is secured by the assets of the Borrowers.

Item 8.01.	Other Events

Second Distribution to Creditors

On December 11, 2007, the Company made another distribution to the holders of allowed unsecured claims. The total amount of this distribution was funded from certain of the proceeds of the Loan Agreement with Wells Fargo Preferred Capital, Inc. discussed above. This distribution, combined with the prior distribution of 20%, which was distributed to the holders of allowed unsecured claims earlier this year, equals a 56% recovery against the allowed unsecured claims to date.

The Company hopes to make a third interim distribution during the second quarter of 2008. However, any such distribution will depend upon a variety of factors, many of which are outside the control of the Company, and there can be no assurances provided regarding this distribution.

In addition, the Company’s investment banker is continuing to assist the Company in finding a buyer for Southern Management Corporation and its business, which is the remaining business of the Company. When Southern Management Corporation and its business are eventually sold, another distribution to the holders of allowed unsecured claims is expected to be made from the net proceeds of the sale to the extent available for distribution.

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Cessation of Reporting

As previously reported, the Confirmed Bankruptcy Plan became effective on April 16, 2007 (the “Effective Date”), and all stock of the Company was cancelled on the Effective Date, as were the subordinated notes previously issued by the Company. The Company has not issued any new stock. Accordingly, pursuant to Section 15(d) of the Securities Exchange Act of 1934 (the “1934 Act”), the Company’s duty to file reports with the Securities and Exchange Commission (the “SEC”) shall be automatically suspended as of January 1, 2008. In this regard, absent something unexpected occurring, the Company anticipates that this Form 8-K will be its last 8-K filed under the 1934 Act with the SEC.

The Company anticipates that it will continue to communicate with the attorneys for the Committee and the class action claimants and the Company has been informed that these attorneys will post periodic updates to their websites (http://thaxton.creditornews.com and http://www.thaxtonclassaction.com respectively). Please note that the content of these websites is prepared and controlled by the attorneys for the Creditors’ Committee and the attorneys for the class action, respectively, and not the Company. Accordingly, the Company has no responsibility for these websites’ content, including, without limitation, their accuracy or completeness.

Item 9.01.	Financial Statements and Exhibits

(c)	Exhibits

Exhibit No.	Description
10.1	Loan and Security Agreement by and among Wells Fargo Preferred Capital, Inc. and Southern Management Corporation and its subsidiaries and affiliates listed therein as Borrowers, dated as of December 10, 2007.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this current report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

THE THAXTON GROUP, INC.

By:	/s/ Robert R. Dunn
Robert R. Dunn
President, Chief Executive Officer and Chief Restructuring Officer

Dated: December 12, 2007

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